Exhibit 99

MAYVILLE ENGINEERING COMPANY, INC. ANNOUNCES

SECOND QUARTER 2019 RESULTS

Robust Operating Results in Line with Internal Expectations; Reaffirming 2019 Outlook

Mayville, WI/August 6, 2019/Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket services, today announced results for the second quarter ended June 30, 2019.

Highlights:

•	Completed IPO in May generating total net proceeds of $101.8 million

•	Produced net sales of $145.1 million

•	Net loss of $15.3 million includes $23.2 million of one-time IPO related charges

•	Recorded Adjusted EBITDA of $17.8 million

•	Lowered the Company’s total outstanding debt balance by $90.9 million

•	Defiance Metal Products (“DMP”) performance and integration remain on track

•	Company reaffirms 2019 full-year outlook

“Our leading market position and reputation within the industry, coupled with our operational effectiveness and agility were key factors in our strong performance this quarter,” noted Robert D. Kamphuis, Chairman, President and CEO. “With the elimination of our retiree and diversification repurchase obligations and debt reduction from the IPO, we have increased financial flexibility and are well positioned to execute our growth strategy going forward.”

Second Quarter 2019 Results

Net sales were $145.1 million for the second quarter of 2019 as compared to $91.5 million for the same prior year period, an increase of $53.6 million, primarily driven by DMP. Net sales for the legacy business were comparable to the same quarter last year, noting that the 2018 quarter was a then record for the Company.

Manufacturing margins were $20.5 million for the second quarter of 2019 as compared to $15.6 million for the same prior year period, an increase of $4.9 million, primarily driven by DMP.

Amortization expenses were $2.7 million for the second quarter of 2019 as compared to $0.9 million for the same prior year period. The increase was solely driven by the amortization of identifiable intangible assets related to the DMP acquisition.

Depreciation expenses were $6.0 million for the second quarter of 2019 as compared to $4.0 million for the same prior year period. The increase relates to the addition of DMP and continued investments in new technology and automation.

Profit sharing, bonuses, and deferred compensation expenses were $22.8 million for the second quarter of 2019 as compared to $1.4 million for the same prior year period. The increase of $21.4 million was primarily driven by a one-time $10.2 million increase in deferred compensation plan expense and a one-time $9.9 million increase in long term incentive plan (“LTIP”) expense, both increases related to the initial public offering (“IPO”).

Other selling, general and administrative expenses were $10.2 million for the second quarter of 2019 as compared to $2.7 million for the same prior year period. The increase was primarily driven by $3.0 million of one-time IPO expenses, $2.7 million for the DMP contingent consideration fair value adjustment, and the remainder mostly attributable to the DMP acquired entities plus additional costs associated with being a public company.

Interest expense was $2.0 million for the second quarter of 2019 as compared to $0.9 million for the same prior year period. The increase is due to additional debt related to the DMP acquisition, slightly offset by the partial paydown with use of the IPO proceeds.

Income tax benefits were $3.5 million for the second quarter of 2019. The benefit is the result of the Company’s legacy business converting to a C corporation on May 12, 2019, in conjunction with the one-time IPO expenses incurred during the quarter. Prior to the Company’s IPO, the Company’s legacy business was an S Corporation.

EBITDA and EBITDA Margin percent were ($8.1) million and -5.6%, respectively, for the second quarter of 2019 as compared to $13.9 million and 15.1%, respectively, for the second quarter of 2018. The $22.0 million decline in EBITDA is due to the previously mentioned one-time increases in LTIP and deferred compensation expenses, one-time IPO expenses, and the DMP contingent consideration fair value adjustment. These one-time expenses and charges were slightly offset by the addition of DMP.

Adjusted EBITDA and Adjusted EBITDA Margin percent were $17.8 million and 12.3%, respectively, for the second quarter of 2019 as compared to $14.4 million and 15.8%, respectively, for the second quarter of 2018. The increase in Adjusted EBITDA of $3.4 million was due to the acquisition of DMP.

Year-to-Date 2019 Results

Net sales were $288.9 million for the first half of 2019 as compared to $178.8 million for the same prior year period, an increase of $110.1 million. DMP contributed $103.7 million of the increase with the legacy business contributing the remainder.

Manufacturing margins were $40.1 million for the first half of 2019 as compared to $27.4 million for the same prior year period, an increase of $12.7 million, primarily driven by DMP.

EBITDA and EBITDA Margin percent were $5.6 million and 1.9%, respectively, for the first half of 2019 as compared to $24.2 million and 13.5%, respectively, for the same prior year period. The $18.6 million decline in EBITDA is due to the previously mentioned one-time IPO related expenses and the DMP contingent consideration fair value adjustment, slightly offset by the addition of DMP.

Adjusted EBITDA and Adjusted EBITDA Margin percent were $34.6 million and 12.0%, respectively, for the first half of 2019 as compared to $24.8 million and 13.9%, respectively, for the first half of 2018. The increase in Adjusted EBITDA of $9.8 million was primarily due to the recent acquisition of DMP.

Balance Sheet and Liquidity

Total outstanding debt balance, which includes long-term debt and bank revolving credit notes, was $89.0 million as of June 30, 2019, compared to $179.9 million as of December 31, 2018. The $90.9 million decline is attributable to the repayment of debt from the $101.8 million of IPO proceeds, offset by one-time IPO related expenses and share repurchases in the second quarter of 2019.

Capital expenditures were $16.6 million for the first half of 2019. Budgeted capital expenditures for the full year 2019 remain consistent at approximately $20 million.

Outlook

Based on the Company’s recent performance, the overall economic climate, and industry trends, the Company is confirming the 2019 financial outlook previously issued in May 2019:

•	Net sales are expected to be between $558 million to $570 million

•	Adjusted EBITDA is expected to be between $66 million and $72 million

Kamphuis explained, “We are comfortable confirming our outlook for the year based on our current visibility, internal plans and order book. Of course, we remain focused on macroeconomic and industry trends and will use our market and operating agility to adjust our focus as needed in the coming quarters. We continue to execute our strategy effectively and want to express our appreciation for the dedication and hard work of our more than 3,000 employee owners who are striving every day to deliver for our customers.”

Conference Call

The Company will host a conference call on Wednesday, August 7th, 2019 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live Internet webcast of the conference call, visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (866) 652-5200 within the United States, call (855)-669-9657 within Canada, or +1 (412) 317-6060 from outside the United States and Canada.

Forward Looking Statements

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors, including those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the Company’s previously filed registration statement on Form S-1. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: failure to compete successfully in our markets; risks relating to developments in the industries in which our customers operate; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; our ability to successfully identify or integrate acquisitions; risks related to entering new markets; our ability to develop new and innovative processes and gain customer acceptance of such processes; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; risks related to our information technology systems and infrastructure;

manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; political and economic developments, including foreign trade relations and associated tariffs; volatility in the prices or availability of raw materials critical to our business; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of the initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and our ability to remediate the material weaknesses in internal control over financial reporting identified in preparing our audited consolidated financial statements and to subsequently maintain effective internal control over financial reporting. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed registration statement on Form S-1. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise.

About Mayville Engineering Company

MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction, powersports, agriculture, military and other end markets. We have developed long-standing relationships with our blue-chip customers based upon a high level of experience, trust and confidence.

Our one operating segment focuses on producing metal components that are used in a broad range of heavy- and medium-duty commercial vehicles, construction, powersports, agricultural, military and other products.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before transaction fees incurred in connection with the DMP acquisition and our initial public offering, the loss on debt extinguishment relating to our December 2018 credit agreement, non-cash purchase accounting charges including costs recognized on the step-up of acquired inventory and contingent consideration fair value adjustments, and one-time increases in deferred compensation and long term incentive plan expenses related to the initial public offering. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA and Adjusted EBITDA, and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands except share data)

	(Unaudited) June 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$1	$3,089
Receivables, net of allowances for doubtful accounts of $778 as of June 30, 2019 and $801 as of December 31, 2018	65,220	52,298
Inventories, net	50,582	53,405
Tooling in progress	2,539	2,318
Prepaid expenses and other current assets	3,394	1,649

Total current assets	121,736	112,759

Property, plant and equipment, net	127,721	123,883
Goodwill	72,430	69,437
Intangible assets-net	77,526	82,879
Capital lease, net	1,807	1,953
Other long-term assets	5,441	814

Total	$406,661	$391,725

Mayville Engineering Company, Inc.

Consolidated Balance Sheet (continued)

(in thousands except share data)

	(Unaudited) June 30, 2019	December 31, 2018
LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ EQUITY
Accounts payable	$48,411	$45,992
Current portion of capital lease obligation	269	281
Current portion of long-term debt	8,392	8,606
Accrued liabilities:
Salaries, wages, and payroll taxes	7,897	7,548
Profit sharing and bonus	6,528	6,124
Other current liabilities	17,291	14,610

Total current liabilities	88,788	83,161

Bank revolving credit notes	41,485	59,629
Capital lease obligation, less current maturities	1,562	1,697
Other long-term debt, less current maturities	39,168	111,675
Deferred compensation and long-term incentive, less current portion	24,602	13,351
Deferred income taxes	19,824	19,123
Other long-term liabilities	100	100

Total liabilities	215,529	288,736

Redeemable common shares, no par value, stated at redemption value of outstanding shares, 60,045,300 authorized, 38,623,806 shares issued at December 31, 2018	—	133,806
Retained earnings	—	26,842
Treasury stock at cost, 25,180,330 shares at December 31, 2018	—	(57,659)

Total temporary equity	—	102,989

Common shares, no par value, 75,000,000 authorized, 20,845,693 shares issued at June 30, 2019	—	—
Additional paid-in-capital	180,997	—
Retained earnings	14,017	—
Treasury stock at cost 1,105,397 shares at June 30, 2019	(3,882)	—

Total shareholders’ equity	191,132	102,989

Total	$406,661	$391,725

Share counts give effect to the issuance of a stock dividend of approximately 1,334.34-for-1 related to the Company’s May 2019 IPO. There were 45,000 shares authorized, 28,946 shares issued and 18,871 treasury shares at December 31, 2018.

Mayville Engineering Company, Inc.

Consolidated Statement of Income (Loss)

(in thousands except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$145,130	91,535	$288,862	178,757
Cost of sales	124,595	75,986	248,748	151,396
Amortization of intangibles	2,677	939	5,353	1,878
Profit sharing, bonuses, and deferred compensation	22,830	1,365	24,580	3,005
Employee Stock Ownership Plan expense	1,500	1,000	3,000	2,000
Other selling, general and administrative expenses	10,180	2,713	17,772	5,581
Income (loss) from operations	(16,652)	9,532	(10,591)	14,897
Interest expense	(1,991)	(853)	(4,824)	(1,760)
Loss on debt extinguishment	(154)	(588)	(154)	(588)
Income (loss) before taxes	(18,797)	8,091	(15,569)	12,549
Income tax expense (benefit)	(3,513)	—	(2,744)	29

Net income (loss) and comprehensive income	$(15,284)	$8,091	$(12,825)	$12,520

Earnings per share – basic and diluted
Net income available to shareholders	$(15,284)	$8,091	$(12,825)	$12,520
Basic and diluted earnings (loss) per share	$(0.91)	$0.56	$(0.85)	$0.87
Basic and diluted weighted average shares outstanding	16,799,915	14,341,538	15,131,012	14,341,538
Tax and share adjusted pro forma information
Net income (loss) available to shareholders	$(15,284)	$8,091	$(12,825)	$12,520
Pro forma provision for income taxes	103	2,104	173	3,226

Pro forma net income (loss)	$(15,387)	5,987	$(12,998)	9,294
Pro forma basic and diluted earnings (loss) per share	$(0.92)	$0.42	$(0.86)	$0.65
Pro forma basic and diluted weighted average shares outstanding	16,799,915	14,341,538	15,131,012	14,341,538

Weighted average shares give effect to the issuance of a stock dividend of approximately 1,334.34-for-1 related to the IPO.

Tax adjusted pro forma amounts reflect income tax adjustments as if the Company was a taxable entity as of the beginning of 2018 using a 26% effective tax rate.

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	(Unaudited) Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(12,825)	$12,520
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	16,355	9,902
Stock-based compensation	797	—
Costs recognized on step-up of acquired inventory	395	—
Expense recognized on contingent consideration fair value adjustment	3,544	—
Gain on sale of property, plant and equipment	(24)	—
Deferred compensation and long-term incentive	11,251	173
Loss (gain) on extinguishment or forgiveness of debt, net	(367)	558
Non-cash adjustments	290	103
Changes in operating assets and liabilities - net of effects of acquisition:
Accounts receivable	(12,417)	(3,659)
Inventories	2,296	(2,928)
Tooling in progress	(221)	214
Prepaids and other current assets	(1,744)	(1,129)
Accounts payable	4,363	1,356
Other long-term assets	(4,730)	—
Accrued liabilities, excluding long-term incentive	(504)	(341)

Net cash provided by operating activities	6,459	16,769

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(16,637)	(5,990)
Acquisitions, net of cash acquired	(2,368)	—
Proceeds from sale of property, plant and equipment	24	—

Net cash used in investing activities	(18,981)	(5,990)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	223,835	135,499
Payments on bank revolving credit notes	(241,979)	(142,919)
Repayments of other long-term debt	(72,446)	—
Proceeds from issuance of other long-term debt	—	42,053
Proceeds from IPO, net	101,763	(44,083)
Purchase of treasury stock	(1,592)	(753)
Deferred financing costs	—	(569)
Payments on capital leases	(147)	—

Net cash provided by (used in) financing activities	9,434	(10,772)

Net increase (decrease) in cash and cash equivalents	(3,088)	7
Cash and cash equivalents at beginning of period	3,089	76

Cash and cash equivalents at end of period	$1	$83

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,524	$2,349

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$ (15,284)	$8,091	$ (12,825)	$12,520
Interest expense	1,991	853	4,824	1,760
Provision (benefit) for income taxes	(3,513)	—	(2,744)	29
Depreciation and amortization	8,704	4,911	16,355	9,902

EBITDA	(8,102)	13,855	5,610	24,211
Loss on debt extinguishment	154	588	154	588
Costs recognized on step-up of acquired inventory	—	—	395	—
Contingent consideration fair value adjustment	2,674	—	3,544	—
Deferred compensation expense specific to IPO	10,159	—	10,159	—
Long term incentive plan expense specific to IPO	9,921	—	9,921	—
Other IPO and DMP acquisition related expenses	2,997	—	4,809	—

Adjusted EBITDA	$17,803	$14,443	$34,592	$24,799

Net sales	$145,130	$91,535	$288,862	$178,757
EBITDA Margin Percentage	-5.6%	15.1%	1.9%	13.5%
Adjusted EBITDA Margin Percentage	12.3%	15.8%	12.0%	13.9%